Exhibit 3.2

ARTICLES OF INCORPORATION

OF

DDS TECHNOLOGIES USA, INC.

(as amended and informally restated as of May 23, 2005)

First. The name of the Corporation is DDS TECHNOLOGIES USA, INC.

Second. The Resident Agent for this Corporation shall be The Corporation Trust Company of Nevada. The address of the Resident Agent and the registered or statutory address of this Corporation in the State of Nevada, shall be: 6100 Neil Road, Suite 500, Reno, Nevada 89511.

Third. The purpose of the Corporation is to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of the State of Nevada.

Fourth. That the total number of shares of all classes of stock of which the Corporation shall have authority to issue is 51,000,000 shares of par value of $.0001 each, of which, 50,000,000 shares of the par value $.0001 each shall be designated as common stock and 1,000,000 shares of par value of $.000l each shall be designated as blank check preferred stock. The Board of Directors is hereby authorized to fix the rights, preferences, privileges and restrictions granted to or imposed upon additional series of preferred stock, and the number of shares constituting any such series and the designation thereof, or of any of them.

Fifth. The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1).

The first Board of Directors shall be four (4) in number and the name and the post office address of each Director shall be listed as follows:

Ben Marcovitch

150 E. Palmetto Park Rd., Ste. 510, Boca Raton, FL 33432

Dr. Jacques DeGroote

150 E. Palmetto Park Rd., Ste. 510, Boca Raton, FL 33432

Umberto Manola

150 E. Palmetto Park Rd., Ste. 510, Boca Raton, FL 33432

Dr. Marc J. Mallis, M.D.

150 E. Palmetto Park Rd., Ste. 510, Boca Raton, FL 33432

Sixth. The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

Name:	Linda M. Parzynski

Address:	Hodgson Russ LLP One M&T Plaza, Suite 2000 Buffalo, NY 14203

Seventh. No Director or Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the Stockholders of the corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer of the corporation for acts or omissions prior to such repeal or modification.

Eighth. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

I, the undersigned, being the Incorporator hereinbefore named for the purpose of forming a Corporation pursuant to General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this April 10, 2003.

/s/ Linda M. Parzynski
Incorporator

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